Exhibit 99-1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Launches Cannabicitran (CBT), Expanding its Rare Cannabinoid Portfolio for the Health and Wellness Sector

●	CBT is the first of several rare cannabinoid launches planned for the first half of 2022; includes CBDV and THCV
●	Expands the Company’s rare cannabinoid product portfolio, which also includes cannabichromene (CBC)
●	Strengthens leadership position in commercial scale production of high demand rare cannabinoids

Vancouver, BC – January 19, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the research, development, manufacturing and commercialization of rare cannabinoids, is pleased to announce it has launched B2B sales of the rare cannabinoid cannabicitran (CBT) into the health and wellness sector. CBT is the first of several new product launches planned for the first half of 2022.

InMed’s subsidiary, BayMedica, has received initial purchase orders and has commenced commercial sales of the ultra-rare cannabinoid CBT. CBT is the second rare cannabinoid to be launched by BayMedica, which also sells CBC wholesale as a raw ingredient to the health and wellness sector. Additionally, commercial scale production of cannabidivarin (CBDV) is underway, with tetrahydrocannabivarin (THCV) production scheduled to follow shortly thereafter. The Company expects to produce over 100kg of CBDV and THCV in the coming months to meet anticipated initial demand.

“We are delivering on our objective to launch additional rare cannabinoids in early 2022 in response to inbound demand. By midyear, we expect to have at least four rare cannabinoids available for the health and wellness markets, positioning us as a leading large scale supplier of high quality rare cannabinoids in these sectors,” stated Shane Johnson, SVP and General Manager of BayMedica. “The launch of CBT further demonstrates our ability to produce rare cannabinoids at commercial scale, an achievement that very few companies have been able to accomplish. We are pleased with initial demand and we expect to grow sales over the coming quarters as we continue to expand our product portfolio of rare cannabinoids.”

Increasing demand for rare cannabinoids

This emerging market is expected to grow significantly due to the increasing awareness of the potential benefits of cannabinoid-based products. According to the December 2021 Grand View Research report, the retail market for rare cannabinoids is expected to reach US$26 billion by 2028 with a forecasted compounded annual growth rate (CAGR) of >20% during the same period.

With the availability of these rare cannabinoids at commercial scale, product manufacturers and consumer brands now have the ability to deliver differentiated products, including augmenting existing CBD-based products, to consumers in the health and wellness marketplace.

InMed / BayMedica commercial advantage

With flexibility across multiple manufacturing approaches, and its ability to scale up to meet market demand, InMed is well positioned to take advantage of this rapidly growing industry. The Company’s proprietary processes ensure the production of rare cannabinoids with the quality, consistency and purity required for each target market.

BayMedica manufactures rare cannabinoids through proprietary synthetic methods that ensure reproducible quality and purity. Its products are produced under food-grade GMP standards, are bioidentical to plant derived compounds and certified by 3rd party laboratories. These cannabinoids can be custom formulated for a variety of consumer health and wellness applications including supplements, nutraceuticals, cosmetics and animal health.

For more information on how to purchase CBT and other rare cannabinoids, please reach out to the BayMedica sales team at: orders@baymedica.com

About InMed: InMed Pharmaceuticals is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids. Together with its subsidiary BayMedica LLC, the Company has unparalleled cannabinoid manufacturing capabilities to serve a spectrum of consumer markets, including pharmaceutical and health and wellness. InMed is also a clinical-stage company developing a pipeline of rare cannabinoid therapeutics and dedicated to delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Senior Director, Investor Relations

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: launching CBT into the health and wellness sector, launching CBDV and THCV in the coming months and producing over 100kg of CBDV and THCV in the coming months; having at least four rare cannabinoids available for the health and wellness market by midyear 2022 and growing sales over future quarters; being well positioned to take advantage of the market for rare cannabinoids utilizing the Company’s industry flexibility manufacturing approaches and its ability to produce rare cannabinoids at commercial scale; producing rare cannabinoids with the quality, consistency and purity needed for their target market sectors; the potential for rare cannabinoids to treat various diseases; being a global leader in the research, development, manufacturing and development of rare cannabinoids; and delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Security and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.